Exhibit 99.1

Ruby Tuesday, Inc. Reports Fourth Quarter and Fiscal Year 2016 Financial Results

Announces Fresh Start Initiative Including Asset Rationalization Plan to Close Approximately 95 Restaurants

Fiscal Year 2017 Outlook Reflects Expectation of Improved Financial Performance

MARYVILLE, TN--(BUSINESS WIRE)--August 11, 2016--Ruby Tuesday, Inc. (NYSE: RT) today announced fourth quarter and fiscal year 2016 financial results for the periods ended May 31, 2016 and provided a fiscal year 2017 outlook. The Company also announced plans to streamline the organization, improve financial profitability, and create long-term value for shareholders through its Fresh Start initiative.

The Fresh Start initiative will be achieved through the execution of several key strategies including an Asset Rationalization Plan along with programs to improve the food and beverage offering, dining environment and service at its namesake brand through a Fresh New Menu, Fresh New Garden Bar, and Fresh Experience. These initiatives will be rolled out in phases across multiple markets throughout the coming quarters.

JJ Buettgen, Chairman of the Board, President, and Chief Executive Officer, commented, “Our fourth quarter was impacted by softness in the casual dining industry and increased promotional activity by our peers. Given that we expect the macro environment to remain challenging for some time, we are taking the necessary steps to change the trajectory of our business.”

Buettgen continued, “Our Fresh Start Initiative has been designed to streamline our organization through asset rationalization, improve financial profitability, and ultimately create long-term value for shareholders. Our Fresh New Menu, Fresh New Garden Bar, and Fresh Experience initiatives will position us to accelerate traffic and will be supported by better in-restaurant execution, refining our media and targeting plans, and incorporating the insights from our Garden Bar and remodel tests into our go forward strategy. Through our goal of attracting more women and young families as well as increasing visits from our current Ruby Tuesday guests, we believe we can return to positive same-restaurant sales, expand restaurant level margins, and increase operating profit.”

Ruby Tuesday recently completed a comprehensive review of its corporate-owned restaurant portfolio and determined that it was in the Company’s best interest to close approximately 95 underperforming restaurants. These locations will cease operations by September 2016. As of May 31, 2016, Ruby Tuesday’s system included 724 restaurants, of which 646 were company-operated. This conclusion, followed a rigorous unit-level analysis of sales, cash flows and other key performance metrics, as well as site location, market positioning and lease status.

Buettgen concluded, "The decision to close restaurants is a difficult but necessary step as we take aggressive actions to strengthen our organization. Performance at each of these locations, despite the loyalty of valued guests and the efforts of our dedicated employees, was not meeting expectations. Full-time and part-time employees impacted by closures will be offered positions in nearby restaurants where possible.”

Fiscal Fourth Quarter 2016 Highlights (13 weeks ended May 31, 2016, compared to the 13 weeks ended June 2, 2015):

  Total revenue declined 5.9% to $279.3 million, which included a net reduction of 12 corporate-owned Ruby Tuesday restaurants and 17 corporate-owned Lime Fresh Mexican Grill restaurants during fiscal year 2016.
  Same-restaurant sales declined 3.7% following a 1.7% decline in the fourth quarter of the prior fiscal year.
  Restaurant level margin* held steady at 18.7%.
  Closure and Impairment expense was $43.8 million primarily due to the announced restaurant closures, compared to $4.0 million last year
  Net Loss was $27.6 million, or ($0.46) per diluted share, compared to Net Income of $4.3 million, or $0.07 per diluted share in last fiscal year’s fourth quarter.
  Adjusted Net Income* was $6.3 million, or $0.10 per diluted share, flat to the prior-year fiscal quarter.
  Adjusted EBITDA* was $28.3 million compared to $28.7 million in the fourth quarter of the prior fiscal year.
  The Company prepaid $5.1 million of mortgage debt, unencumbering 18 corporate-owned restaurants.
  The Company recognized a $5.9 million gain on sales of Lime Fresh Mexican Grill assets.
  As of May 31, 2016, the Company had cash on hand of $67.3 million.

Fiscal Year 2016 Highlights (52 weeks ended May 31, 2016, compared to the 52 weeks ended June 2, 2015):

  Total revenue declined 3.1% to $1.1 billion, which included a net reduction of 12 corporate-owned Ruby Tuesday restaurants and 17 corporate-owned Lime Fresh Mexican Grill restaurants during fiscal year 2016.
  Same-restaurant sales declined 1.4% following a 0.5% decline in the prior fiscal year.
  Restaurant level margin* contracted 10 basis points to 16.8%.
  Net Loss was $50.7 million, or ($0.83) per diluted share, compared to Net Loss of $3.2 million, or ($0.05) per diluted share in the last fiscal year.
  Closure and Impairment expense was $62.7 million, compared to $10.5 million in the prior fiscal year.
  Adjusted Net Income* was $3.9 million, or $0.06 per diluted share, compared to Adjusted Net Income of $4.1 million, or $0.07 per diluted share in the last fiscal year.
  Adjusted EBITDA* was $77.7 million compared to $80.6 million in the prior fiscal year.

* Restaurant Level Margin, Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share are non-GAAP measures. Reconciliations of Restaurant Level Margin, Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share to the most directly comparable financial measures presented in accordance with United States Generally Accepted Accounting Principles (GAAP) are set forth in the schedules accompanying this release. See “Non-GAAP Financial Measures” and “Condensed Consolidated Statements of Operations.”

Fiscal Fourth Quarter 2016 Financial Results

Total revenue was $279.3 million, a decrease of 5.9% or $17.5 million from the fourth quarter of the prior fiscal year. This was due to a net reduction of 12 corporate-owned Ruby Tuesday restaurants and 17 corporate-owned Lime Fresh Mexican Grill restaurants during fiscal year 2016 and a same-restaurant sales decline of 3.7% at corporate-owned Ruby Tuesday restaurants.

The fourth quarter same-restaurant sales decrease was driven in part by traffic declines resulting from a challenging and competitive external environment. Year-over-year guest counts fell 4.6% while average check rose 0.9%.

Restaurant level margin*, excluding franchise revenue, decreased to $51.9 million from $55.2 million in the last fiscal year’s fourth quarter. As a percentage of corporate-owned restaurant sales, restaurant level margin held steady at 18.7% as increases in cost of goods sold along with payroll and related costs were offset by a reduction in other restaurant operating costs.

Selling, general & administrative expenses (SG&A) decreased to $25.0 million from $28.2 million in the prior fiscal year’s fourth quarter. As a percentage of total revenue, SG&A expenses declined 50 basis points to 9.0% from 9.5%. The decrease in SG&A was primarily due to lower incentive compensation expense and a slight decline in marketing spend.

Net Loss was $27.6 million, or ($0.46) per diluted share, compared to Net Income of $4.3 million, or $0.07 per diluted share in the last fiscal year’s fourth quarter.

Adjusted Net Income* was $6.3 million, or $0.10 per diluted share, in line with last fiscal year’s fourth quarter. Adjusted Net Income for the fourth quarter of fiscal year 2016 excluded after-tax adjustments of $33.9 million, primarily related to closure and impairment charges partially offset by the gain on sales of Lime Fresh Mexican Grill assets. Adjusted Net Income for the fourth quarter of fiscal year 2015 excluded after-tax adjustments of $2.1 million, primarily related to closure and impairment charges. A reconciliation between Net (Loss)/Income and Adjusted Net Income is included in the accompanying financial data.

Fiscal Year 2016 Financial Results

Total revenue was $1.1 billion, a decrease of 3.1% or $35.3 million from last fiscal year, primarily due to a net reduction of 12 corporate-owned Ruby Tuesday restaurants and 17 corporate-owned Lime Fresh Mexican Grill restaurants and a same-restaurant sales decline of 1.4% at corporate-owned Ruby Tuesday restaurants. Year-over-year guest counts fell 3.9% for fiscal year 2016 while average check rose 2.5%.

Restaurant level margin*, excluding franchise revenue, decreased to $182.4 million from $189.5 million in the prior fiscal year. As a percentage of corporate-owned restaurant sales, restaurant level margin declined approximately 10 basis points to 16.8% from 16.9%. The decrease in margin rate was primarily driven by increases in cost of goods sold and payroll and related costs offset in part by improvement in other restaurant operating costs.

Selling, general & administrative expenses (SG&A) decreased to $109.6 million from $115.3 million in the prior fiscal year. As a percentage of total revenue, SG&A expenses declined 20 basis points to 10.0% from 10.2%. The decrease in SG&A was primarily due to lower incentive compensation expense, partially offset by increased marketing spend to support new initiatives.

Net Loss was $50.7 million, or ($0.83) per diluted share, compared to Net Loss of $3.2 million, or ($0.05) per diluted share in the last fiscal year.

Adjusted Net Income* was $3.9 million, or $0.06 per diluted share, a decline of $0.2 million compared to Adjusted Net Income of $4.1 million, or $0.07 per diluted share, in the prior fiscal year. Adjusted Net Income for fiscal year 2016 excluded after-tax adjustments of $54.6 million, primarily related to closure and impairment charges partially offset by a gain on sales of Lime Fresh Mexican Grill. Adjusted Net Income for fiscal year 2015 excluded after-tax adjustments of $7.2 million, primarily related to closure and impairment charges. A reconciliation between Net Loss and Adjusted Net Income is included in the accompanying financial data.

Balance Sheet

The Company ended fiscal year 2016 with cash and cash equivalents totaling $67.3 million and book debt of $223.7 million. This compares to cash and cash equivalents totaling $52.5 million and book debt of $229.1 million as of March 1, 2016.

Restaurant Activity

As of May 31, 2016, there were 724 Ruby Tuesday restaurants system-wide, of which 646 were corporate-owned. During the fourth quarter, four corporate-owned Ruby Tuesday restaurants were closed and one was opened. Additionally, one domestic franchised Ruby Tuesday restaurant was closed. The Company also opened one and closed two international franchised Ruby Tuesday restaurants.

Fiscal Year 2017 Financial Outlook

The Company is providing full-year Adjusted Net Income per share guidance of $0.05 to $0.09. Pre-tax charges related to the Asset Rationalization Plan and as outlined in this release are excluded from Adjusted Net Income per share guidance. The Company notes that fiscal year 2017 is a fifty-three week period ending June 6, 2017 compared to a fifty-two week period in fiscal year 2016 and expects the fifty-third week impact on Adjusted Net Income per share to be approximately $0.02. Fiscal year 2017 guidance is based on the following assumptions:

  Same-Restaurant Sales – Fiscal year 2017 same-restaurant sales of flat to up 2% for the comparable fifty-two week period ending May 30, 2017.
  Unit Development – A net reduction of 95 corporate-owned Ruby Tuesday restaurants as part of the Asset Rationalization Plan with the potential of an additional 5 to 10 closures as leases expire.
  Restaurant Level Margin* – Fiscal year 2017 restaurant level margin of 17.8% to 18.4%.
  Selling, General, and Administrative Expense – Fiscal year 2017 SG&A ranging from $108 million to $112 million.
  Tax Rate – Adjusted Net Income is calculated using the statutory tax rate of 39.69%. This provides a more consistent tax rate to facilitate review and analysis of the Company’s financial performance. The Company is limited in the amount of tax credits that can be utilized each year based upon taxable income for that year and cannot recognize a full benefit of any year’s currently generated tax credits or tax credit carry-forwards due to the Company’s tax valuation allowance.
  Capital Expenditures – Fiscal year 2017 capital expenditures ranging from $38 million to $42 million.

The forward-looking restaurant level margin and estimated impact to EBITDA related to the Asset Rationalization Plan included in the Fiscal Year 2017 Financial Outlook cannot be reconciled to the most comparable GAAP measure of net (loss)/income. Providing net (loss)/income guidance is potentially misleading and not practical given the difficulty of projecting event driven transactions and other operating items that are included in net (loss)/income.

Fresh Start Initiative: Impact of Asset Rationalization Plan

Preliminary Estimated Impacts related to the Asset Rationalization Plan:
(in millions, or as otherwise indicated)

	Estimated	Annualized
	FY17	Impact
Increase EBITDA	$6 - $8	$12 - $14
Decrease in Depreciation expense	$3 - $4	$4 - $5
Pre-Tax Income	$9 - 12	$16 - $19

	Estimated	Estimated
Pre-Tax Charges (1)	FY17	Total
Asset Write-off & Impairment Charges (2)	$3 - $5	$42 - $44
Lease Reserves (3)	$19 - $21	$19 - $21
Closing, Restructuring and Other	$11 - $16	$11 - $16
Pre-Tax Expenses	$33 - $42	$72 - $81
(1) With the exception of impairment charges which were substantially booked in FY16 Q4, the majority of pre-tax charges are expected to be realized in FY17.
(2) $39.2 million of non-cash impairment charges related to the Asset Rationalization Plan were recorded in Q4 FY16.
(3) Lease reserves estimate is stated net of deferred rent liability recorded as of 5/31/16. The actual amount of any cash payments made by the Company for lease contract termination costs will be dependent upon ongoing negotiations with the landlords of the leased restaurant properties and could be higher or lower than the amounts currently estimated.

The Company estimates that it will incur $72 million to $81 million in pre-tax charges related to the restaurant closures; with approximately $30 million to $37 million expected to be cash charges related to closing expenses, corporate restructuring, lease termination, holding and other costs. Additionally, the Company expects to receive cash proceeds of approximately $35 million to $45 million from the sale of corporate-owned properties closed as a part of the Asset Rationalization Plan. Proceeds from the sale of corporate-owned properties will be used to pay down debt and reinvest in the business.

Conference Call & Webcast

The Company will host a conference call today to discuss fourth quarter and fiscal year 2016 financial results at 5:00 PM Eastern Time. The conference call can be accessed live by dialing 888-466-4462 or for international callers by dialing 719-325-2463. A replay will be available after the call and can be accessed by dialing 877-870-5176 or for international callers by dialing 858-384-5517; the passcode is 8485790. The replay will be available through Sunday, September 11, 2016.

The conference call will also be webcast live and later archived on the Investor Relations page of Ruby Tuesday’s corporate website at www.rubytuesday.com under the ‘Events & Presentations’ section.

About Ruby Tuesday, Inc.

Ruby Tuesday, Inc. owns and franchises Ruby Tuesday brand restaurants. As of May 31, 2016, there were 724 Ruby Tuesday restaurants in 44 states, 14 foreign countries, and Guam. Of those restaurants, we owned and operated 646 Ruby Tuesday restaurants and franchised 78 Ruby Tuesday restaurants, comprised of 27 domestic and 51 international restaurants. We also owned and operated two Lime Fresh Mexican Grill restaurants as of May 31, 2016. Our corporate-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets. For more information about Ruby Tuesday, please visit www.rubytuesday.com. Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

Forward-looking Information

This press release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements represent our expectations or beliefs concerning future events, including one or more of the following: future financial performance (including our estimates of changes in same-restaurant sales, average unit volumes, operating margins, expenses, and other items), future capital expenditures, the effect of strategic initiatives (including statements relating to cost savings initiatives and the benefits of our marketing), the opening or closing of restaurants by us or our franchisees, sales of our real estate or purchases of new real estate, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, compliance with financial covenants in our debt instruments, payment of dividends, stock and bond repurchases, restaurant acquisitions and dispositions, and changes in senior management and in the Board of Directors. We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements, including, without limitation, the risks and uncertainties described in the Risk Factors included in Part I, Item A of our Annual Report on Form 10-K for the year ended June 2, 2015.

Non-GAAP Financial Measures

The Company believes excluding certain items from its financial results provides investors with a clearer understanding of the Company’s operating performance and comparison to prior-period results. In addition, management uses these non-GAAP financial measures and ratios to assess the results of the Company’s operations.

We have included Restaurant Level Margin, EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share to provide investors with supplemental measures of our operating performance. We believe these are important supplemental measures of operating performance because they eliminate items that have less bearing on our Company-wide operating performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on financial measures in accordance with GAAP. We also believe that securities analysts, investors and other interested parties frequently use Restaurant Level Margin, EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share in evaluating issuers. Because other companies in some cases calculate Restaurant Level Margin, EBITDA, Adjusted EBITDA, Adjusted Net Income, or Adjusted Net Income per share differently from the way we calculate such measures, these metrics may not be comparable to similarly titled measures reported by other companies. Additionally, supplemental non-GAAP financial measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

The use of these measures permits a comparative assessment of the Company's operating performance relative to its performance based on GAAP results, while isolating the effects of certain items that vary from period to period without correlation to core operating performance and certain items that vary widely among similar companies. However, the inclusion of these adjusted measures should not be construed as an indication that future results will be unaffected by unusual or infrequent items or that the items for which the adjustments have been made are necessarily unusual or infrequent.

Available in this release is the reconciliation of Net (Loss)/Income, the most directly comparable GAAP measure, to EBITDA, Adjusted EBITDA, Adjusted Net Income and Adjusted Net Income per share, all of which are non-GAAP financial measures. A reconciliation of Restaurant Level Margin, which is also a non-GAAP measure, to Net (Loss)/Income is presented in the Condensed Consolidated Statements of Operations. The Company defines Restaurant Level Margin as Restaurant Sales and Operating Revenue less Cost of Goods Sold, Payroll and Related Costs, and Other Restaurant Operating Costs. EBITDA is defined as Net (Loss)/Income before interest, taxes, and depreciation and amortization and Adjusted EBITDA as EBITDA, excluding certain non-cash and/or non-recurring expenses/ (income) including, but not limited to, Closures and Impairments, Net, Trademark Impairment, Executive Transition, and the Gain on the Sales of the Lime Fresh Mexican Grill assets. Adjusted Net Income is defined as Net (Loss)/Income, excluding certain non-cash and/or non-recurring expenses/(income) as detailed in Adjusted EBITDA as well as adjustments related to Debt Prepayment Penalties, Deferred Financing Fees, Income Tax Benefit from Adjustments, and Income Tax Provision (Benefit) Adjusted to the Statutory Rate. Adjusted Net Income per share is defined as Adjusted Net Income divided by diluted shares outstanding.

Financial Results For the Fourth Quarter and Year Ended May 31, 2016
(Amounts in thousands except per share amounts)
(Unaudited)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	13 Weeks		13 Weeks		52 Weeks		52 Weeks
	Ended		Ended		Ended		Ended
	May 31,	Percent	June 2,	Percent	May 31,	Percent	June 2,	Percent
	2016	of Revenue	2015	of Revenue	2016	of Revenue	2015	of Revenue

Revenue:
Restaurant sales and operating revenue	$277,929	99.5	$295,087	99.4	$1,085,034	99.4	$1,120,142	99.4
Franchise revenue	1,393	0.5	1,725	0.6	6,194	0.6	6,424	0.6
Total Revenue	279,322	100.0	296,812	100.0	1,091,228	100.0	1,126,566	100.0

Operating Costs and Expenses:
(as a percent of Restaurant sales and operating revenue)
Cost of goods sold (excluding depreciation and amortization shown below)	76,840	27.6	80,717	27.4	298,529	27.5	305,306	27.3
Payroll and related costs	93,585	33.7	96,775	32.8	374,561	34.5	383,261	34.2
Other restaurant operating costs (1)	55,615	20.0	62,403	21.1	229,518	21.2	242,109	21.6

Restaurant Level Margin (excludes franchise revenue) (1)	51,889	18.7	55,192	18.7	182,426	16.8	189,466	16.9

Depreciation and amortization (1)	12,884	4.6	13,072	4.4	51,358	4.7	52,391	4.7
(as a percent of Total revenue)
Selling, general and administrative, net	25,005	9.0	28,186	9.5	109,627	10.0	115,327	10.2
Closures and impairments, net	43,773	15.7	3,994	1.3	62,681	5.7	10,542	0.9
Trademark impairment	-	-	-	-	1,999	0.2	-	-
Gain on sales of Lime Fresh Mexican Grill assets	(5,937)	(2.1)	-	-	(5,937)	(0.5)	-	-
Total operating costs and expenses	301,765		285,147		1,122,336		1,108,936

(Loss)/Earnings From Operations	(22,443)	(8.0)	11,665	3.9	(31,108)	(2.9)	17,630	1.6

Interest expense, net	5,654	2.0	5,952	2.0	21,764	2.0	22,735	2.0
Gain on extinguishment of debt	-	-	-	-	(10)	-	-	-

(Loss)/Income before income taxes	(28,097)	(10.1)	5,713	1.9	(52,862)	(4.8)	(5,105)	(0.5)
(Benefit)/Provision for income taxes	(494)	(0.2)	1,430	0.5	(2,180)	(0.2)	(1,911)	(0.2)

Net (Loss)/Income	$(27,603)	(9.9)	$4,283	1.4	$(50,682)	(4.6)	$(3,194)	(0.3)

Net (Loss)/Income Per Share:
Basic	$(0.46)		$0.07		$(0.83)		$(0.05)
Diluted	$(0.46)		$0.07		$(0.83)		$(0.05)

Shares:
Basic	59,765		60,725		60,871		60,580
Diluted	59,765		61,709		60,871		60,580

(1) Beginning in the first quarter of 2016, the Company reclassified its Amortization of intangible assets from Other restaurant operating costs to Depreciation and amortization. While the reclassification had no impact on Net (Loss)/Income, it did impact the Company's Other restaurant operating costs, Restaurant-level margin and Depreciation and amortization.

Financial Results For the Fourth Quarter of Fiscal Year 2016
(Amounts in thousands)
(Unaudited)
	May 31,	June 2,
CONDENSED CONSOLIDATED BALANCE SHEETS	2016	2015
Assets

Cash and Cash Equivalents	$67,341	$75,331
Accounts Receivable	12,827	5,287
Inventories	21,595	20,411
Income Tax Receivable	3,003	-
Prepaid Rent and Other Expenses	11,508	12,398
Assets Held for Sale	4,642	5,453

Total Current Assets	120,916	118,880

Property and Equipment, Net	671,250	752,174
Other Assets	45,751	54,398

Total Assets	$837,917	$925,452

Liabilities
Current Portion of Long-Term Debt, including
Capital Leases	$9,934	$10,078
Income Tax Payable	-	1,069
Deferred Income Taxes, Net	-	7
Other Current Liabilities	87,772	99,227

Total Current Liabilities	97,706	110,381

Long-Term Debt and Capital Leases	213,803	231,017
Deferred Income Taxes, Net	-	1,442
Deferred Escalating Minimum Rents	51,535	50,768
Other Deferred Liabilities	67,093	66,261

Total Liabilities	430,137	459,869

Shareholders' Equity	407,780	465,583

Total Liabilities and
Shareholders' Equity	$837,917	$925,452

Non-GAAP Reconciliation Table
Reconciliation of EBITDA, Adjusted EBITDA, Adjusted Net Income, and Adjusted Net Income Per Share
(Amounts in thousands except per share amounts)
(Unaudited)
	13 Weeks	13 Weeks	52 Weeks	52 Weeks
	Ended	Ended	Ended	Ended
	May 31,	June 2,	May 31,	June 2,
	2016	2015	2016	2015

Net (Loss)/Income	$(27,603)	$4,283	$(50,682)	$(3,194)

Depreciation and Amortization	12,884	13,072	51,358	52,391
Interest Expense, net of Gain on Extinguishment of Debt	5,654	5,952	21,754	22,735
Provision (Benefit) for Income Taxes	(494)	1,430	(2,180)	(1,911)
EBITDA	$(9,559)	$24,737	$20,250	$70,021
Closures and Impairments, Net (1)	43,773	3,994	62,681	10,542
Trademark Impairment (2)	-	-	1,999	-
Executive Transition (3)	-	-	(1,274)	-
Gain on Sales of Lime Fresh Mexican Grill Assets (4)	(5,937)	-	(5,937)	-
Adjusted EBITDA	$28,277	$28,731	$77,719	$80,563

Net (Loss)/Income	$(27,603)	$4,283	$(50,682)	$(3,194)

Closures and Impairments, Net (1)	43,773	3,994	62,681	10,542
Trademark Impairment (2)	-	-	1,999	-
Executive Transition (3)	-	-	(1,274)	-
Gain on Sales of Lime Fresh Mexican Grill Assets (4)	(5,937)	-	(5,937)	-
Debt Prepayment Penalties & Deferred Financing Fees (5)	695	799	1,840	1,284
Income Tax Benefit from Adjustments (6)	(15,293)	(1,902)	(23,540)	(4,694)
Income Tax Provision (Benefit) Adjusted to Statutory Rate (7)	10,659	(837)	18,801	115
Adjusted Net Income	$6,294	$6,337	$3,888	$4,053

Net (Loss)/Income Per Share	$(0.46)	$0.07	$(0.83)	$(0.05)

Adjusted Net Income Per Share	$0.10	$0.10	$0.06	$0.07

Basic Shares Outstanding (8)	59,765	60,725	60,871	60,580

Diluted Shares Outstanding (8)	60,091	61,709	61,222	61,390
(1) Includes property impairments, restaurant lease reserves, closing cost adjustments, and gain on the sale of surplus properties.
(2) In connection with the sale and closures of our Company-owned Lime Fresh restaurants, we recorded a $2.0 million trademark impairment charge representing a partial impairment of the Lime Fresh trademark during the second quarter of fiscal year 2016.
(3) On July 25, 2015, our then President Ruby Tuesday Concept and Chief Operations Officer left the Company. Accordingly, included within our share-based compensation expense for the first quarter is a forfeiture credit of $1.3 million in connection with the forfeiture of 333,000 unvested stock options and 137,000 unvested shares of restricted stock.
(4) In Q4 FY16, the Company sold various Company-owned Lime Fresh restaurants to Rubio's Restaurants Inc. and sold the Lime Fresh Mexican Grill brand to EverFresh Endeavors.
(5) Debt prepayment penalties and the write-off of deferred financing fees are classified within Interest Expense, net of Gain on Extinguishment of Debt, which are already included in EBITDA calculation and therefore not a separate add-back for Adjusted EBITDA.
(6) Represents the tax impact of the adjustments to Net Income (Loss) at the statutory rate (39.69%).
(7) Represents the Company's Income Tax Provision (Benefit) adjusted to the Company's statutory tax rate.
(8) Net Income and Adjusted Net Income per share figures are calculated based on diluted shares outstanding whereas Net Loss per share figures are calculated based on basic shares outstanding.

Reconciliation of 2017 Estimated GAAP Pre-Tax (Loss)/Income to Adjusted Net (Loss)/Income
53 Weeks ending June 6, 2017
(Amounts in millions except per share amounts)

	Low	High
Pre-Tax (Loss)/Income	$(37.0)	$(24.1)
Adjustments:
Asset Write-off & Impairment Charges (1)	5.0	3.0
Lease Reserves (2)	21.0	19.0
Closing, Restructuring, Other (3)	16.0	11.0
Adjusted Pre-Tax Income	$5.0	$8.9
Tax at Statutory Rate (4)	2.0	3.5
Adjusted Net (Loss)/Income	$3.0	$5.4
Adjusted EPS (4)	$0.05	$0.09
Diluted Shares	59.9	59.9
(1) Estimated non-cash property impairments and asset write-offs.
(2) Estimated non-cash lease reserve charges net of deferred rent liability. The actual amount of any cash payments made by the company for lease contract termination costs will be dependent upon ongoing negotiations with the landlords of the leased restaurant properties and could be higher or lower than the amounts currently estimated.
(3) Estimated restaurant closing expenses, corporate restructuring and other costs related to the Asset Rationalization Plan.
(4) Represents tax calculated at the statutory rate of 39.69%.

Ruby Tuesday, Inc.
Number of Restaurants at End of Period

	May 31,		June 2,
	2016		2015
Ruby Tuesday:
Company-Owned	646	*	658
Domestic Franchised	27		29
International Franchised	51		49
Total	724		736

Lime Fresh:
Company-Owned	2		19
Domestic Franchised	0		7
Total	2		26

Total Restaurants:
Company-Owned	648		677
Domestic Franchised	27		36
International Franchised	51		49
System-wide total	726		762
*On August 11, 2016, we announced a plan to close approximately 95 Company-Owned restaurants by September 2016.

CONTACT:
Investor Relations
ICR
Melissa Calandruccio, 646-277-1273
RubyTuesdayIR@icrinc.com
or
Media Relations
ICR
Christine Beggan, 203-682-8329
RubyTuesday@icrinc.com